EXHIBIT 9
                       Satterlee Stephens Burke &Burke LLP
                                 230 Park Avenue
                               New York, NY 10169


                                                              November 30, 1999


MP 63 Fund, Inc.
c/o American Data Services, Inc.
150 Motor Parkway
Hauppauge, NY 11788

Gentlemen:

         We have acted as counsel to MP 63 Fund, Inc. (the "Company"), a Maryland corporation, in connection with the preparation and filing of Post-Effective Amendment No. 1 to Registration Statement No. 333-65599; ICA No. 811-09053 on Form N-1A (the "Registration Statement") covering shares of Common Stock, par value $.001 per share, of the Company.

         We have examined copies of the Articles of Incorporation, the By-Laws of the Company, the Registration Statement, and such other corporate records, proceedings and documents, including the minutes of meetings and consents of the Board of Directors of the Company, as we have deemed necessary for the purpose of this opinion. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

         We are not admitted to the practice of law in any jurisdiction but the States of New York and New Jersey and we do not express any opinion as to the laws of other states or jurisdictions, except as to matters of Federal law. For purposes of Maryland corporate law, we have assumed that for purposes of this opinion they are substantially similar to those of the State of New York.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock, par value $.001 per share, of the Company, to be issued in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information included as part of the Registration Statement, and when issued and paid for, will constitute validly authorized and legally issued shares of Common Stock, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Company's Prospectus and the Statement of Information, included as part of the Registration Statement.

                                     Very truly yours,

                                     Satterlee Stephens Burke & Burke LLP

                                     By: a Partner